EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230122 on Form F-3 of our report dated July 2, 2019, relating to the financial statements of Highway Holdings Limited and its subsidiaries appearing in this Annual Report on Form 20-F of Highway Holdings Limited for the year ended March 31, 2019.

/s/ Deloitte Touche Tohmatsu

Hong Kong

July 2, 2019